Exhibit 3.12

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

RENTECH NITROGEN PASADENA, LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF RENTECH NITROGEN PASADENA, LLC, dated as of November 15, 2012, is entered into by Rentech Nitrogen Pasadena Holdings, LLC, a Delaware limited partnership (“RNPH”), as Sole Member of the Company as of the date hereof.

RECITALS:

WHEREAS, the Company was initially formed as a corporation under the General Corporation Law of the State of Delaware by filing a Certificate of Incorporation with the Secretary of State of the State of Delaware on April 3, 2003.

WHEREAS, Agrifos Holdings, Inc., a Delaware corporation (“AHI”), caused the Company to be converted into a limited liability company under the Act by filing a Certificate of Conversion from a Corporation to a Limited Liability Company and a Certificate of Formation with the Secretary of State of the State of Delaware on December 24, 2008.

WHEREAS, in connection with the conversion of the Company, AHI entered into that certain Limited Liability Company Agreement of the Company, dated as of December 24, 2008 (the “Original LLC Agreement”).

WHEREAS, on March 1, 2011, AHI contributed all of its limited liability company interests in the Company to Agrifos LLC, a Delaware limited liability company (“Agrifos”), and amended and restated the Original LLC Agreement by entering into that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 1, 2011 (the “A&R LLC Agreement”).

WHEREAS, on November 1, 2012, AHI assigned all of its issued and outstanding limited liability membership interests in Agrifos to Rentech Nitrogen Partners, L.P., a Delaware limited partnership (“RNP”), pursuant to that certain Membership Interest Purchase Agreement, dated as of October 31, 2012, by and between RNP and AHI, and RNP was admitted to Agrifos as its sole member pursuant to that certain Assignment and Assumption Agreement, dated as of November 1, 2012, by and between RNP and AHI.

WHEREAS, on November 5, 2012, RNP filed a Certificate of Amendment to the Certificate of Formation of Agrifos to change the name of Agrifos from “Agrifos LLC” to “Rentech Nitrogen Pasadena Holdings, LLC”.

WHEREAS, on November 5, 2012, RNPH filed a Certificate of Amendment to the Certificate of Formation of the Company to change the name of the Company from “Agrifos Fertilizer L.L.C.” to “Rentech Nitrogen Pasadena, LLC”.

WHEREAS, RNPH now desires to amend and restate the A&R LLC Agreement as set forth in this Agreement to reflect the change in the Company’s name and to provide for the other matters set forth herein.

NOW THEREFORE, in consideration of the covenants, conditions and agreements contained herein, RNPH hereby enters into this Agreement:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement of Rentech Nitrogen Pasadena, LLC, as it may be amended, supplemented or restated from time to time.

“Capital Contribution” means any cash, cash equivalents or the value of Contributed Property contributed to the Company.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Company” means Rentech Nitrogen Pasadena, LLC, a Delaware limited liability company, and any successors thereto.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Company.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Indemnitee” means (a) the Sole Member; (b) any Person who is or was an Affiliate of the Company; (c) any Person who is or was a director or officer of the Company or any Affiliate of the Company; and (d) any Person who is or was serving at the request of the Company or any Affiliate of the Company as a director, officer, fiduciary or trustee of another Person owing a fiduciary duty to the Company, provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Sole Member” means RNPH or any successor member of the Company.

Section 1.2 Construction.

(a) Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to Articles and Sections of this Agreement; and (iii) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

(b) A reference to any Person includes such Person’s successors and permitted assigns.

ARTICLE II.

ORGANIZATION

Section 2.1 Formation; Continuation. On April 3, 2003, the Company was formed as a corporation under the General Corporation Law of the State of Delaware by filing a Certificate of Incorporation with the Secretary of State of the State of Delaware. On December 24, 2008, AHI caused the Company to be converted into a limited liability company under the Act by filing a Certificate of Conversion from a Corporation to a Limited Liability Company and a Certificate of Formation with the Secretary of State of the State of Delaware and executing the Original LLC Agreement. RNPH hereby continues the Company as a limited liability company pursuant to the Act and this Agreement.

Section 2.2 Name. The name of the Company shall be “Rentech Nitrogen Pasadena, LLC”.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at 10877 Wilshire Boulevard, Suite 600, Los Angeles, California 90024, or such other place as the Sole Member may from time to time designate.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Company shall be to engage directly or indirectly in any business activity that lawfully may be conducted by a limited liability company organized pursuant to the Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity.

Section 2.5 Powers. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.6 Term. The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Act and shall continue in perpetuity or until the dissolution of the Company in accordance with the provisions of Article V. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.

Section 2.7 Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and the Sole Member shall not have any ownership interest in such Company assets or any portion thereof.

ARTICLE III.

CAPITAL CONTRIBUTIONS; DISTRIBUTIONS

Section 3.1 Capital Contributions. The Sole Member shall not be obligated to make any Capital Contributions to the Company.

Section 3.2 Distributions. Distributions by the Company of cash or other property shall be made to the Sole Member at such time as the Sole Member deems appropriate.

ARTICLE IV.

MANAGEMENT; INDEMNIFICATION; LIMITATION OF LIABILITY; OTHER BUSINESSES

Section 4.1 Management. Subject to Section 6.6, the business and affairs of the Company shall be managed under the direction of the Sole Member, who shall make all decisions and take all actions for the Company. The Sole Member shall have the power and authority to appoint officers of the Company, who shall have the titles, authorities and responsibilities as determined by the Sole Member. Unless otherwise determined by the Sole Member, any officer so appointed shall have such authority and responsibility as is generally attributable to the holders of such offices in corporations incorporated under the laws of the State of Delaware. Any such officers shall serve at the pleasure of the Sole Member.

Section 4.2 Signing Authority. Subject to any restrictions on such authority imposed by the Sole Member, each officer of the Company shall have the authority to sign on behalf of the Company any deeds, mortgages, leases, bonds, notes, certificates, contracts or other instruments, except in cases where the execution thereof shall be expressly delegated by this Agreement to the Sole Member or some other officer or agent of the Company or shall be required by law to be otherwise executed.

Section 4.3 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Company; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 4.3, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 4.3 shall be made only out of the assets of the Company, it being agreed that the Sole Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 4.3(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 4.3, that the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 4.3.

(c) Notwithstanding Sections 4.3(a) and 4.3(b), the Company shall be required to indemnify and advance expenses to an Indemnitee in connection with any action, suit or proceeding commenced by such Indemnitee only if the commencement of such action, suit or proceeding by such Indemnitee was authorized by the Sole Member in its sole discretion.

(d) The indemnification provided by this Section 4.3 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(e) The Company may purchase and maintain (or reimburse the Sole Member or its Affiliates for the cost of) insurance, on behalf of the Sole Member, its Affiliates, the Indemnitees and such other Persons as the Sole Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. In addition, the Company may enter into additional indemnification agreements with any Indemnitee.

(f) For purposes of this Section 4.3, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee in such Indemnitee’s capacity as a fiduciary or administrator of an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 4.3(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(g) The indemnification and advancement set forth in this Section 4.3 shall be solely from the assets of the Company, and in no event may an Indemnitee subject the Sole Member to personal liability by reason of the indemnification provisions set forth in this Agreement.

(h) An Indemnitee shall not be denied indemnification in whole or in part under this Section 4.3 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(i) The provisions of this Section 4.3 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(j) No amendment, modification or repeal of this Section 4.3 shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 4.3 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 4.4 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Sole Member or any other Persons who have acquired interests in the Company or are otherwise bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to its members, the Sole Member and any other Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any of its members for its good faith reliance on the provisions of this Agreement.

(c) Except as expressly set forth in this Agreement or required by the Act, neither the Sole Member nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Company or any of its members or other Persons bound by this Agreement and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Sole Member or any other Indemnitee otherwise existing at law or in equity, shall replace such other duties and liabilities of the Sole Member or such other Indemnitee.

(d) Any amendment, modification or repeal of this Section 4.4 shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 4.4 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 4.5 Other Businesses.

(a) Existing Business Ventures. The Sole Member and its Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper or a breach of any duty existing at law, in equity or otherwise.

(b) Business Opportunities. None of the Sole Member or any of its Affiliates shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that the Company or any of Affiliates might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and the Sole Member or any of its Affiliates shall have the right to take for such Person’s own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity, and any such action shall not constitute a breach of any duty otherwise existing at law, in equity or otherwise.

ARTICLE V.

DISSOLUTION AND LIQUIDATION

Section 5.1 Dissolution.

(a) The Company shall dissolve, and its affairs shall be wound up, upon:

(i)	an election to dissolve the Company by the Sole Member;

(ii)	the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act; or

(iii)	at any time that there are no members of the Company, unless the Company is continued without dissolution as provided in the Act.

(b) No other event shall cause a dissolution of the Company.

Section 5.2 Effect of Dissolution. Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Sole Member shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Sole Member shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining fair value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 5.3, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.

Section 5.3 Application of Proceeds. Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the following order of priority:

(a) First, to the payment of debts and liabilities of the Company (including to the Sole Member to the extent permitted by applicable law), including the expenses of liquidation, including the setting up of such reserves as the Person required or authorized by law to wind up the Company’s affairs may reasonably deem necessary or appropriate for any disputed, contingent, conditional or unmatured liabilities or obligations of the Company, provided that any such reserves shall be paid over by such Person to an escrow agent appointed by the Sole Member, to be held by such agent or its successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be applied as provided in this Section 5.3; and

(b) Thereafter, the remainder to the Sole Member.

ARTICLE VI.

GENERAL PROVISIONS

Section 6.1 Addresses and Notices. Any notice, demand, request, report or proxy materials required or permitted to be given or made to the Sole Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by facsimile to the Sole Member at the address or facsimile number described below. Any notice to the Company shall be deemed given if received by the Sole Member at the principal office of the Company designated pursuant to Section 2.3. The Company may rely and shall be protected in relying on any notice or other document from the Sole Member or other Person if believed by it to be genuine.

If to the Sole Member:

Rentech Nitrogen Pasadena Holdings, LLC

10877 Wilshire Boulevard

Suite 600

Los Angeles, CA 90024

Facsimile: (310) 571-9799

Attention: General Counsel

Section 6.2 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 6.3 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 6.4 Third Party Beneficiaries. The Sole Member agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee. Except as provided in the preceding sentence or in Section 6.6(b) below, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company or any other Person.

Section 6.5 Amendment. Subject to Section 6.6, this Agreement may be amended only by a written instrument executed by the Sole Member.

Section 6.6 Pledgee’s Rights; Membership Interests to be General Intangibles.

(a) Notwithstanding anything contained herein to the contrary, the Sole Member or any successive member of the Company shall be permitted to pledge or hypothecate any or all of its membership interests, including all interests, economic rights, control rights and status rights as a member, to any lender to the Company or an Affiliate of the Company or any agent acting on such lender’s behalf, and any transfer of such membership interests pursuant to any such lender’s (or agent’s) exercise of remedies in connection with any such pledge or hypothecation shall be permitted under this Agreement with no further action or approval required hereunder. Notwithstanding anything contained herein to the contrary, upon a default under the financing giving rise to any pledge or hypothecation of membership interests, the lender (or agent) shall have the right, as set forth in the applicable pledge or hypothecation agreement, and without further approval of any member of the Company and without becoming a member of the Company, to exercise the membership voting rights of the member granting such pledge or hypothecation. Notwithstanding anything contained herein to the contrary, and without complying with any other procedures set forth in this Agreement, upon the exercise of remedies in connection with a pledge or hypothecation, (a) the lender (or agent) or transferee of such lender (or agent), as the case may be, shall become a member under this Agreement and shall succeed to all of the rights and powers, including the right to participate in the management of the business and affairs of the Company, and shall be bound by all of the obligations, of a member under this Agreement without taking any further action on the part of such lender (or agent) or transferee, as the case may be, and (b) following such exercise of remedies, the pledging member of the Company shall cease to be a member and shall have no further rights or powers under this Agreement. The execution and delivery of this Agreement by a member of the Company shall constitute any necessary approval of such member under the Act to the foregoing provisions of this Section 6.6. This Section 6.6 may not be amended or modified so long as any of the membership interests are subject to a pledge or hypothecation without the pledgee’s (or the transferee of such pledgee’s) prior written consent. Each recipient of a pledge or hypothecation of the membership interests shall be a third party beneficiary of the provisions of this Section 6.6.

(b) So long as any pledge of any membership interests in the Company is in effect, the Company shall not elect that its membership interests become governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction without the consent of all pledgees of such membership interests. This provision shall inure to the benefit of any pledgee of the Company’s membership interests and its successors and assigns and designated agent, as an intended third-party beneficiary, and no amendment, modification or waiver of, or consent with respect to this provision shall in any event be effective without the prior written consent of such pledgee.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement effective as of the above stated date.

MEMBER:

RENTECH NITROGEN PASADENA HOLDINGS, LLC

By:	RENTECH NITROGEN PARTNERS, L.P.

	By:	RENTECH NITROGEN GP, LLC

		By:	/s/ Colin M. Morris
		Name:	Colin M. Morris
		Title:	Senior Vice President, General Counsel and Secretary

[RENTECH NITROGEN PASADENA, LLC A&R LIMITED LIABILITY COMPANY AGREEMENT]